UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 30, 2019

CytoDyn Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-49908	83-1887078
(State or other jurisdiction of incorporation)	(SEC File Number)	(I.R.S. Employer Identification No.)

1111 Main Street, Suite 660 Vancouver, Washington	98660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (360) 980-8524

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On January 30, 2019, CytoDyn Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Agreement”) pursuant to which the Company issued a secured convertible promissory note (the “Note”) with a two-year maturity to an institutional accredited investor (the “Investor”) in the initial principal amount of $5.7 million. The Note is secured by all of the assets of the Company, excluding the Company’s intellectual property. The Investor gave consideration of $5.0 million, reflecting original issue discount of $0.6 million and expenses payable by the Company of $0.1 million. The Company anticipates to use the proceeds for general working capital and to fund clinical trials.

As part of the investment in the Note, the Company also issued to the Investor a warrant (the “Warrant”) to purchase common stock, par value $0.001 per share, of the Company (the “Common Stock”). The Warrant is exercisable for 50% of the shares into which the net funded amount of the Note is initially convertible, or an aggregate of 5,000,000 shares of Common Stock, subject to adjustment as described therein. The Warrant is exercisable at a price of $0.30 per share, is currently exercisable in full and will expire on the last calendar day of the month in which the fifth anniversary of the issue date occurs.

In addition, as part of the investment in the Note, the Company entered into a Security Agreement, pursuant to which all obligations owing to the Investor by the Company, including the outstanding obligations under the convertible promissory note previously issued by the Company to the Investor on June 26, 2018 (the “Prior Note”), are secured by a first-position security interest in all the assets of the Company, excluding the Company’s intellectual property. As of January 30, 2018, the outstanding balance payable under the Prior Note was approximately $6.0 million.

Interest accrues on the outstanding balance of the Note at 10% per annum. Upon the occurrence of an event of default, interest accrues at the lesser of 22% per annum or the maximum rate permitted by applicable law. In addition, upon any event of default, the Investor may accelerate the outstanding balance payable under the Note, which will increase automatically upon such acceleration by 15%, 10% or 5%, depending on the nature of the event of default.

The Investor may convert all or any part the outstanding balance of the Note into shares of Common Stock at an initial conversion price of $0.50 per share, at any time after six months from the issue date upon five trading days’ notice, subject to certain adjustments and ownership limitations specified in the Note. In addition to standard anti-dilution adjustments, the conversion price of the Note is subject to full-ratchet anti-dilution protection, pursuant to which the conversion price will be automatically reduced to equal the effective price per share in any offering by the Company of equity securities that has been registered under the Securities Act of 1933, as amended. The Note provides for liquidated damages upon failure to deliver Common Stock within specified timeframes.

The Investor may redeem any portion of the Note, at any time after six months from the issue date upon five trading days’ notice, subject to a maximum monthly redemption amount of $350,000. The Note allows the Company to satisfy its redemption obligations in shares of Common Stock, in addition to in cash, with the shares of Common Stock valued at a 15% discount to the lowest bid price within the 20 trading days immediately preceding any redemption notice to the Company. The Company may prepay the outstanding balance of the Note, in part or in full, at a 15% premium to par value, at any time upon five trading days’ notice.

Pursuant to the terms of the Agreement and the Note, the Company must obtain the Investor’s consent before assuming additional debt with aggregate net proceeds to the Company of less than $10 million. Upon any such approval, the outstanding principal balance of the Notes shall increase automatically by 5% upon the issuance of such additional debt.

The Company relied on the exemption from registration afforded by Section 4(a)(2) of the Securities Act of 1933 in connection with the issuance and sale of the Note and underlying shares of Common Stock.

The foregoing description is qualified in its entirety by reference to the full text of the Note, the Securities Purchase Agreement and the Security Agreement, a copy of each of which is filed as Exhibit 4.1, Exhibit 10.1 and Exhibit 10.2 hereto, and each of which is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information in Item 1.01 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Convertible Promissory Note.

10.1	Securities Purchase Agreement.

10.2	Security Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CytoDyn Inc.

Dated: January 30, 2019	By:	/s/ Michael D. Mulholland
Michael D. Mulholland
Chief Financial Officer